Exhibit 10.40

EXECUTIVE EMPLOYMENTAGREEMENT

THIS AGREEMENT made this 8th day of December, 2014

BETWEEN:

PROTIVA BIOTHERAPEUTICS (USA) Inc.
("Protiva Biotherapeutics" or the "Company''), a Washington corporation

AND:

KIRK ROSEMARK (the "Executive"), of Livermore, California, USA

WHEREAS:

A. The Company is in the business of acquiring, inventing,  developing,  discovering, adapting and commercializing inventions, methods, processes and products in the fields of chemistry, biochemistry, biotechnology and pharmaceuticals;

B. The Executive has the expertise, qualifications and required certifications to perform the services contemplated by this Agreement; and

C. The Company wishes to employ the Executive to perform the services, on the terms and conditions herein set forth, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged;

NOW THISEFORE THIS AGREEMENT WITNESSES that the parties hereto agree as follows:

1.	EMPLOYMENT

(a)
The Executive will be employed by and will serve the Company as its Senior Vice President, Regulatory Affairs  and  Quality  Assurance.  The  Executive will report directly to the President and Chief Executive Officer of the Company and will perform the duties and responsibilities assigned to him from time to time by the Chief Executive Officer. The Executive will comply with all lawful instructions given by the Chief Executive Officer of the Company.

(b)
The terms and conditions of this Agreement will have effect as and from January 5,2015 and the Executive's employment as Senior Vice President, Regulatory Affairs & Quality will continue until terminated as provided for in this Agreement.

(c)
The Executive acknowledges and agrees that in addition to the terms and conditions of this Agreement, his employment with the Company is subject to and governed by the Company's policies as established from time to time. The Executive agrees to comply with the terms of such policies so long as they are not inconsistent with any provisions of the Agreement. The Executive will inform himself of the details of such policies and amendments thereto established from time to time.

(d)
The Executive will devote 100% of his time to the Company's business and will not be employed or engaged in any capacity in any other business without the prior permission of the Company, such  permission not to be unreasonably withheld.

(e)
Concurrently with the execution and delivery of this Agreement and in consideration of his employment by the Company, the Executive and the Company will enter into a "Confidentiality and Assignment of Inventions Agreement" in the form attached hereto as Appendix A.

(f)
Notwithstanding anything to the contrary in this Agreement, the Executive acknowledges and agrees that he may be seconded, at any time, in the Company' sole discretion, to Tekmira Pharmaceuticals Corporation or Protiva Biotherapeutics Inc., both affiliates of the Company. For the avoidance of doubt, any such secondment shall not be considered a termination, constructive or outright, of employment with the Company.

2.	REMUNERATION AND BENEFITS

(a)
The Company will pay the Executive an annual base salary of S300,000, subject to withholdings and deductions as required or permitted by law (the "Base Salary"). The Base Salary will be paid in semi-monthly installments, in arrears. This is an exempt position and the Executive will not receive overtime compensation.

(b)
The Base Salary will be reviewed on an annual basis. This review will not result in a decrease in the Base Salary unless a material adverse change in the financial condition or operations of the Company has occurred or unless the Executive's responsibilities are altered to reflect less responsibility.

(c)
The Executive will be eligible for an annual cash bonus of up to 35 percent of the Base Salary, if the Chief Executive Officer and the Board of Directors in their absolute discretion determine that the Executive has achieved the performance objectives agreed to between the Executive and the Chief Executive Officer. Any bonus payable during the first year of the Executive's employment will be pro rated. Payment of a bonus in any one year will not indicate the payment of a bonus in any other year.

(d)
The Company will facilitate the Executive's enrolment in the Company's insurance benefits plans, as amended from time to time by the Company or the insurance carrier. In all cases, eligibility to participate in the plans and to receive benefits under the plans will be subject to the terms and requirements of the applicable insurance carrier in accordance with the formal benefits plan documents and policies. Any issues with respect to entitlement to or payment of benefits under the benefits package will be governed by the terms of such documents and policies. The Company is not responsible for the payment of benefits in any circumstance. Further, the Company reserves the right, in its sole discretion, to change any of the insurance benefit plans or providers, however, if the Company is unable to maintain similar coverage as to the insurance benefits plans or the providers, then the Executive will be provided with compensation to assist in securing his own coverage, such compensation to be determined by the Company.

(e)	The Executive will be eligible for participation in the Company's share incentive plan, subject to the terms of the plan.

(f)
The Company will reimburse the Executive for all reasonable expenses actually and properly incurred by the Executive in connection with the performance of his duties. The Executive will provide the Company with receipts supporting his claims for reimbursement.

(g)
By accepting this Agreement, the Executive agrees that the Company may deduct and set-off from any amounts the Company owes the Executive from time to time (including amounts owed to the Executive as wages or other compensation, fringe benefits or vacation pay, as well as any other amounts owed to the Executive by the Company), any amounts the Executive owes to the Company. Notwithstanding the any deduction or set-off made by the Company hereunder, if the Company does not recover by means of such deduction and set-off the full amount owed by the Executive, the Executive agrees to immediately pay the unpaid balance to the Company.

3.	VACATION

The Executive will be entitled to an annual paid vacation of 20 days, to be scheduled at times that are mutually acceptable to the Executive and the Company.

4.	NON-COMPETITION AND NON-SOLICITATION

(a)
The biotechnology industry is highly competitive and employees leaving the employ of the Company have the ability to cause significant damage to the Company's interests if they join a competing business immediately upon leaving the Company.

(b)	Definitions:

(i)	"Business"or "Business of the Company" means:

(A)	the researching, developing, production and marketing of RNA interference drugs and delivery technology, as such business grows and evolves during this Agreement; and
(B)	any other material business carried on from time to time by the Company or any Affiliate of the Company.

(ii)	"Competing Business" means any endeavor, activity or business which is competitive in any material way with the Business of the Company worldwide.

(iii)
"Contact" means any person, firm, corporation or other entity that was a client, customer, supplier, principal, shareholder, investor, collaborator, strategic partner, licensee, contact or prospect of the Company (or of its partners, funders or Affiliates) with whom the Executive dealt or otherwise became aware of during the term of his employment in any capacity with the Company.

(iv)	''Restricted Period" means:

(A)	in the event that the Executive is terminated pursuant to Section 6(b) of this Employment Agreement, a period of six (6) months; or

(B)	in the event that the Executive's employment is terminated pursuant to a Change of Control (as defined below), a period of twelve (12) months.

(c)	Reasonableness. The Executive hereby acknowledges and agrees that:

(i)	both before and since the Effective Date the Company has operated and competed and will operate and compete worldwide, with respect to the Business of the Company;

(ii)	competitors of the Company and the Business are located worldwide;

(iii)
in order to protect the Company adequately, any enjoinder of competition would have to apply to any country in which the Company, during the term of the Executive's employment, had material business relationships;

(iv)
during the course of his employment with the Company, on behalf of the Company, the Executive .will acquire knowledge of, and will come into contact with, initiate and establish relationships with, both existing and new clients, customers, suppliers, principals, contacts and prospects of the Company, and that in some circumstances the Executive may become the senior or sole representative of the Company dealing with such persons; and

(v)	in light of the foregoing, the provisions of this Section 4 are reasonable and necessary for the proper protection of the Business of the Company.

(d)
Restrictive Covenant. During the term of his employment and for the Restricted Period after the termination thereof, the Executive shall not, within the geographic scope of any country in which the Company, during the term of the Executive's employment, had material business relationships, carry on or be employed by or engaged in or have any financial or other interest in or be otherwise commercially involved in a Competing Business, directly or indirectly, either individually or in partnership or jointly or in conjunction with any person, firm, corporation or other entity, as principal, agent, consultant, advisor, employee, shareholder or in any manner whatsoever.

(e)	Exception. The Executive shall not be in default of Section 4(d) by virtue of the Executive:

(i)
following the termination of employment, holding, strictly for portfolio purposes and as a passive investor, no more than five percent (5%) of the issued and outstanding shares of, or any other interest in, any corporation or other entity which is listed on any recognized stock exchange, that is a Competing Business; or

(ii)
during the term of his employment, holding, strictly for portfolio purposes and as a passive investor, issued and outstanding shares of, or any other interest in, any corporation or other entity, the business of which corporation or other entity is in the same Business as the Company provided such corporation is not a Competing Business, and provided further that the Executive first obtains the Company's written consent, which consent will not be unreasonably withheld.

If the Executive holds issued and outstanding shares or any other interest in a corporation or other entity pursuant to Section 4(e)(ii) above, and following the acquisition of such shares or other interest the business of the corporation or other entity becomes a Competing Business, the Executive will promptly dispose of his shares or other interest in such corporation or other entity.

(f)
Non-Solicitation. The Executive shall not, during the term of his employment and for the Restricted Period after the termination thereof for any reason, whether legal or illegal, either individually or in partnership or jointly or in conjunction with any person, firm, corporation or other entity, as principal, agent, consultant, advisor, employee, shareholder or in any manner whatsoever, without the prior written and informed consent of the Company, directly or indirectly:

(i)
canvass or solicit the business of (or procure or assist the canvassing or soliciting of the business of) any Contact, or otherwise solicit, induce or encourage any Contact to curtail or cease its relationship with the Company, for any purpose which is competitive with the Business; or

(ii)	accept (or procure or assist the acceptance of) any business from any Contact which business is competitive with the Business; or

(iii)	be employed by or supply (or procure or assist the supply of) any goods or services to any Contact for any purpose which is competitive with the Business; or

(iv)
employ, engage, offer employment or engagement to or solicit the employment or engagement of or otherwise entice away from or solicit, induce or encourage to leave the employment or engagement of the Company, any individual who is employed or engaged by the Company whether or not such individual would commit any breach of his contract or terms of employment or engagement by leaving the employ or the engagement of the Company, provided that the Executive shall be permitted, solely in a personal capacity, to provide letters of reference for individuals who are employed by the Company.

(g)
Validity. The Executive expressly recognizes and acknowledges that it is the intent of the parties that his activities following the termination of his employment with the Company be restricted in the manner described in this Section 4, and acknowledges that good, valuable, and sufficient consideration has been provided in exchange for such restrictions. The Executive agrees that should any of the restrictions contained in this Section 4 be found to be unreasonable to any extent by a court of competent jurisdiction adjudicating upon the validity of the restriction, whether as to the scope of the restriction, the area of the restriction or the duration of the restriction, then such restriction shall be reduced to that which is in fact declared reasonable by such court, or a subsequent court of competent jurisdiction , requested to make such a declaration, in order to ensure that the intention of the parties is given the greatest possible effect.

5.	INJUNCTIVE RELIEF

(a)
The Executive understands and agrees that the Company has a material interest in preserving the relationships it has developed with its executives, customers and suppliers against impairment by competitive activities of a former executive. Accordingly, the Executive agrees that the restrictions and covenants contained in Section 4 are reasonably required for the protection of the Company and its goodwill and that the Executive's agreement to those restrictions and covenants by the execution of this Agreement, are of the essence to this Agreement and constitute a material inducement to the Company to enter into this Agreement and to employ the Executive, and that the Company would not enter into this Agreement absent such an inducement.

(b)
The Executive understands and acknowledges that if the Executive breaches Section 4, that breach will give rise to irreparable injury to the Company for which damages are an inadequate remedy, and the Company may pursue injunctive relief for such breach in a court of competent jurisdiction.

6.	TERMINATION

(a)
The Executive may terminate his employment by giving at least three (3) months' advance notice in writing to the Company of the effective date of the resignation. The Company may waive such notice, in whole or in part, and if it does so, the Executive's resignation will become effective and his employment will cease on the date set by the Company in the notice of waiver.

(b)	The Company may terminate the Executive's employment:

(i)
without notice or payment in lieu thereof, for Cause. "Cause" means the Company's reasonable belief that any of the following has occurred: any breach of this Agreement by the Executive; any failure to perform assigned job responsibilities that continues unremedied for a period of thirty (30) days after written notice to the Executive by the Company; commission of a felony or misdemeanor or failure to contest prosecution for a felony or misdemeanor; the Company's reasonable belief that the Executive engaged in a violation of any statute, rule or regulation, any of which in the judgment of the Company is harmful to the business or to Company's reputation; the Company's reasonable belief that the Executive engaged in unethical practices, dishonesty or disloyalty; or any reason that would constitute Cause under the laws the State of Washington. Upon termination of the Executive's employment hereunder for Cause or upon the death or disability of the Executive, the Executive will have no rights to any unvested benefits or any other compensation or payments after the termination date or the last day of the month in which the Executive's death or disability occurred. For purposes of this Agreement, "disability" means the incapacity or inability of the Executive, whether due to accident, sickness or otherwise, as determined by a medical doctor acceptable to the Board of Directors of the Company, and confirmed in writing by such doctor, to perform the essential functions of the Executive's position under this Agreement, with or without reasonable accommodation (provided that no accommodation that imposes undue hardship on the Company will be required) for an aggregate of ninety (90) days during any period of one hundred eighty (180) consecutive days, or such longer period as may be required under disability law; or

(ii)
at the Company's sole discretion for any reason, without cause, upon providing to the Executive an amount equal to twelve (12) months' Base Salary (the "Severance Amount '). The Company may pay the Severance Amount by way of one or more lump sum payments, by way of salary continuance or by a combination of both. The Executive shall only be entitled to the Severance Amount if, within thirty (30) days following the date of termination, the Executive executes and does not rescind, as may be permitted by law, a general release of claims in a form mutually acceptable to both parties.

(iii)

(c)	In this Agreement, "Change of Control'' means the first occurrence of any one of:

(i)
the acquisition or continuing ownership by any person or persons acting jointly or in concert, directly or indirectly, of common shares or of convertible securities, which, when added to all other securities of the Company at the time held by such person or persons, or persons associated or affiliated with such person (collectively, the "Acquirors"), and assuming the conversion, exchange or exercise of convertible securities beneficially owned by the Acquirors, results in the Acquirors beneficially owning shares that would, notwithstanding any agreement to the contrary, entitle the holders thereof for the first time to cast more than 50% of the votes attaching to all shares in the capital of the Company that may be cast to elect directors;

(ii)	the sale, lease or exchange or other disposition of all or substantially all of the Company's assets;

(iii)
an amalgamation, merger, arrangement or other business combination (a "Business Combination") involving the Company that results in the security holders of the parties to the Business Combination, other than the Company, owning, directly or indirectly, shares of the continuing entity that entitle the holders thereof to cast more than 50% of the votes attaching to all shares in the capital of the continuing entity that may be cast to elect directors; or

(iv)	the Company's Board of Directors, by resolution, determines that a Change of Control of the Company has occurred."

(d)
If a Change of Control occurs and within twelve (12) months after the occurrence of a Change of Control, the Executive resigns his employment for Good Reason upon giving the Company not less than three (3) months' prior written notice of resignation; or at the Company's sole discretion, the Executive is terminated without cause within twelve (12) months after a Change of Control, the Executive will be entitled to receive the Change of Control Severance Amount (as defined below), which,  in the case of termination, shall be instead of the Severance Amount. In this Agreement, "Good Reason" means one or more of the following events occurring without the Executive's written consent:

(i)
a fundamental change in the Executive's status, position, remuneration, authority or responsibilities that does not represent a promotion from or represents an adverse change from the status, position, authority or responsibilities in effect immediately prior to the Change of Control;

(ii)
a fundamental  reduction in the Base Salary or retirement plans, health benefits, bonus potential or other compensation plans, practices, policies or programs provided to the Executive immediately prior to the Change of Control;

(iii)
relocation of the Executive's principal place of employment to a place outside of the Seattle, Washington metropolitan area (which includes the City of Seattle, King County, Snohomish County and Pierce County within the Puget Sound region);

(iv)	any request by the Company that the Executive participate in an unlawful act pursuant to the laws of the State of Washington; or

(v)	any failure to secure the agreement of any successor company or other entity to the Company to fully assume the Company's obligations under this Agreement.

(e)	In this Agreement, the "Change of Control Severance Amount" means an amount calculated as follows:

(i)	an amount equal to twelve (12) months' Base Salary; plus

(ii)
a bonus payment equal to the average of the actual bonus payments, if any, made to the Executive from the previous three (3) calendar years preceding the date of termination of employment, pro-rated for the then current calendar year up to and including the day of termination.

The Company may pay the Change of Control Severance Amount by way of one or more lump sum payments, by way of salary continuance or by a combination of both. The Executive shall only be entitled to such Change of Control Severance amount if, within thirty (30) days following the date of termination, the Executive executes and does not rescind, as may be permitted by law, a general release of claims in a form mutually acceptable to both parties.

7.	RETURN OF MATERIALS UPON TERMINATION OF EMPLOYMENT

The Executive will return to the Company all Company documents, files, manuals, books, software, equipment, keys, equipment, identification or credit cards, and all other property belonging to Company upon the termination of his employment with the Company for any reason.

8.	GENERAL PROVISIONS

(a)
Non-Waiver. Failure on the part of either party to complain of any act or failure to act of the other of them or to declare the other party in default of this Agreement, irrespective of how long such failure continues, will not constitute a waiver by such party of their rights hereunder or of the right to then or subsequently declare a default.

(b)
Severability. In the event that any provision or part of this Agreement is determined to be void or unenforceable in whole or in part, the remaining provisions, or parts thereof, will be and remain in full force and effect.

(c)
Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to the employment of the Executive and supersedes any and all agreements, understandings, warranties or representations of any kind, written or oral, express or implied, including any relating to the nature of the position or its duration, and each of the parties releases and forever discharges the other of and from all manner of actions, causes of action, claim or demands whatsoever under or in respect of any agreement.

(d)	Survival. The provisions of Sections l(e), 4, 5, 7 and 8(t) will survive the termination of this Agreement.

(e)	Modification of Agreement. Any modification of this Agreement must be in writing and signed by both the Company and the Executive or it will have no effect and will be void.

(t)
Disputes. Except for the right of the Company and the Executive to seek injunctive relief in court, any controversy, claim or dispute of any type arising out of or relating to the Executive's employment or the provisions of this Agreement shall be resolved in accordance with this Section 8(t) regarding resolution of disputes, which will be the sole and exclusive procedure for the resolution of any disputes. This Agreement shall be enforced in accordance with the Federal Arbitration Act, the enforcement provisions of which are incorporated herein by this reference. Matters subject to these provisions include, without limitation, claims or disputes based on statute, contract, common law and tort and will include, for example, matters pertaining to termination, discrimination, harassment, compensation and benefits. Matters to be resolved under these procedures also include claims and disputes arising out of statutes such as the Fair Labor Standards Act, Title VII of the Civil Rights Act, the Age Discrimination in Employment Act, the Washington Minimum Wage Act, and the Washington Law Against Discrimination. Nothing in this provision is intended to restrict the Executive from submitting any matter to an administrative agency with jurisdiction over such matter.

(i)
Mediation. The Company and the Executive will make a good faith attempt to resolve any and all claims and disputes by submitting them to mediation in Seattle, Washington, USA, before resorting to arbitration or any other dispute resolution procedure. ·The mediation of any claim or dispute must be conducted in accordance with the then-current JAMS (formerly Judicial Arbitration and Mediation Services, Inc.) procedures for the resolution of employment disputes by mediation, by a mediator who has had both training and experience as a mediator of general employment and commercial matters. If the parties to this Agreement cannot agree on a mediator, then the mediator will be selected by JAMS in accordance with JAMS' strike list method. Within thirty (30) days after the selection of the mediator, the Company and the Executive and their respective attorneys will meet with the mediator for one (1) mediation session of at least four (4) hours duration. If the claim or dispute cannot be settled during such mediation session or mutually agreed continuation of the session, either the Company or the Executive may give the mediator and the other party to the claim or dispute written notice declaring the end of the mediation process. All discussions connected with this mediation provision will be confidential and treated as compromise and settlement discussions. Nothing disclosed in such discussions, which is not independently discoverable, may be used for any purpose in any later proceeding. The mediator's fees will be paid in equal portions by the Company and the Executive, unless the Company agrees to pay all such fees.

(ii)
Arbitration. If any claim or dispute has not been resolved in accordance with Section 8(f)(i), then the claim or dispute will be determined by arbitration in accordance with the then-current JAMS employment arbitration rules and procedures, except as modified herein. The arbitration will be conducted by a sole neutral arbitrator who has had both training and experience as an arbitrator of general employment and commercial matters and who is and for at least ten (10) years has been, a partner, a shareholder or a member in a law firm. If the Company and the Executive cannot agree on an arbitrator, then the arbitrator will be selected by JAMS in accordance with Rule 15 of the JAMS employment arbitration rules and procedures. No person who has served as a mediator under the mediation provision, however, may be selected as the arbitrator for the same claim or dispute. Reasonable discovery will be permitted and the arbitrator may decide any issue as to discovery. The arbitrator may decide any issue as to whether or as to the extent to which any dispute is subject to the dispute resolution provisions in this Section 8(f) and the arbitrator may award any relief permitted by law. The arbitrator must base the arbitration award on the provisions of this Section 8(t) and applicable law and must render the award in writing, including an explanation of the reasons for the award. Judgment upon the award may be entered by any court having jurisdiction of the matter, and the decision of the arbitrator will be final and binding. The statute of limitations applicable to the commencement of a lawsuit will apply to the commencement of an arbitration under this Section 8(f)(ii). The arbitrator's fees will be paid in equal portions by the Company and the Executive, unless the Company agrees to pay all such fees.

(g)
Governing Law. Except as provided in Section 8(f), above, the validity, construction and performance of this Agreement shall be governed by the laws of the State of Washington, USA without regard to the conflicts of law provisions of such laws. The King County Superior Court, Seattle, Washington, USA shall have exclusive jurisdiction of any lawsuit arising from or relating to the Executive's employment with, or termination from, the Company, or arising from or relating to this Agreement. The Executive consents to such venue and personal jurisdiction.

(h)
Reimbursement of Legal Fees. The Company will reimburse the Executive for all reasonable and receipted legal fees incurred by the Executive in the negotiation, drafting, and completion of this Agreement Unless otherwise agreed, the parties shall each bear their own costs and attorneys' fees incurred in any litigation or dispute relating to the interpretation or enforcement of this Agreement.

(i)
Tax Considerations. The Executive acknowledges that amounts paid pursuant to this Agreement may have tax consequences pursuant to the Code or under local, state or international tax laws. The Executive acknowledges that he is relying solely and exclusively on his own professional tax and investment advisors with respect to any and all such matters (and is not relying, in any manner, on the Company or any of its employees or representatives). The Executive understands and agrees that any and all tax consequences resulting from payments, or the right to payments, under this Agreement are solely and exclusively the responsibility of the Executive, without any expectation or understanding that the Company or any of its employees or representatives will pay or reimburse the Executive for such taxes. It is intended that this Agreement shall comply with Section 409A of the Code and Department of Treasury regulations and other interpretive guidance issued thereunder, and the provisions of this Agreement shall be construed and administered accordingly.

(j)
Independent Legal Advice.  The Executive agrees that the contents, terms and  effect of this Agreement have been explained to his by a lawyer and are fully understood. The Executive further agrees that the consideration described aforesaid is accepted voluntarily for the purpose of employment with the Company under the terms and conditions described above.

IN WITNESS WHEREOF this Agreement has been executed by the parties hereto as of the date and year first above written.

Signed, Sealed and Delivered by KIRK
ROSEMARK in the presence of:	/s/ Kirk Rosemark
Kirk Rosemark
Witness:
Address:

Occupation:

PROTIVA BIOTHERAPEUTICS (USA) INC.

Per:	/s/ Mark J. Murray
Mark J. Murray